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                       MEDICIS PHARMACEUTICAL CORPORATION
                             INVITES HOLDERS OF ITS
               2.5% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2032
                   (CUSIP NOS. 584 690 AA 9 AND 584 70K AA 2)
                          TO EXCHANGE THEIR NOTES FOR
               1.5% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2033

                                                                   July 16, 2003

To: Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

      Medicis Pharmaceutical Corporation (the "Company") is offering, upon and subject to the terms and conditions set forth in the preliminary prospectus, dated July 16, 2003 (as amended or supplemented from time to time, the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") $1,230 in principal amount of 1.5% Contingent Convertible Senior Notes due 2033 (the "New Notes") for each $1,000 in principal amount of 2.5% Contingent Convertible Senior Notes due 2032 (the "Old Notes") of the Company held by the registered holders thereof (the "Holders"). The Exchange Offer is subject to important conditions, including the effectiveness of the registration statement of which the Prospectus is a part and that at least $200 million in aggregate principal amount of the Old Notes be validly tendered and not withdrawn at the expiration of the Exchange Offer.

      We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

          1.  The Prospectus, dated July 16, 2003;

          2. The Letter of Transmittal for your use and for the information of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. Return envelopes addressed to Deutsche Bank Trust Company Americas, the Exchange Agent for the Exchange Offer, at DB Services Tennessee, Inc., Reorganization Unit, P.O. Box 292737, Nashville, TN 37229-2737.

The Substitute Form W-8 BEN, containing information for Non-U.S. holders relating to United States federal income tax withholding, shall be made available by the Information Agent upon your request.

      Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on August 13, 2003, unless extended by the Company (the "Expiration Date"). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof), or an electronic confirmation pursuant to the Depository Trust Company's ATOP system, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.
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      If a Holder of Old Notes desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the section titled "The Exchange Offer -- Guaranteed Delivery Procedures," in the Prospectus.

      The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Information Agent for the Exchange Offer at the address set forth below:

                             D.F. King & Co., Inc.
                                 48 Wall Street
                            New York, New York 10005
                 Banks and brokers call collect: (212) 269-5550
                All others please call toll-free: (888) 542-7446

                                         Very truly yours,
                                         Medicis Pharmaceutical Corporation

      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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